Exhibit 4.14

SIXTH AMENDMENT
TO THE SECOND RESTATEMENT OF THE
MERIT MEDICAL SYSTEMS, INC. 401(k) PROFIT SHARING PLAN

This Sixth Amendment to the Second Restatement of the Merit Medical Systems, Inc. 401(k) Profit Sharing Plan (the “Plan”) is adopted by Merit Medical Systems, Inc. (the “Employer”) as principal sponsor of the Plan.

WHEREAS, the Employer maintains the Plan for the benefit of its employees and the employees of its participating subsidiaries; and

WHEREAS, the Employer wishes to amend the Plan to allow the use of forfeitures to pay Plan administrative expenses and modify the Plan’s definition of “Spouse,” and;

WHEREAS, the Employer has reserved the right to amend the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows effective January 1, 2013:

1.    Article IV D of the Plan document, dealing with the allocation of Forfeitures, is amended to read in its entirety as follows effective January 1, 2013:

“D.    Forfeitures.

1.All Forfeitures from Regular Accounts shall be: (a) first applied to pay Plan administrative expenses for the Plan Year of forfeiture or succeeding Plan Year, to the extent directed by the Administrator; (b) second, applied to reinstate previously forfeited account balances under Article V D 2 below; and (c) third, the remainder, allocated as additional Profit Sharing Contributions under Article IV C above for the Plan Year of following the Plan year of forfeiture.

2.Forfeitures from Non-Qualified Matching Contribution Accounts shall be: (a) first, applied to pay Plan administrative expenses for the Plan Year of forfeiture or succeeding Plan Year, to the extent directed by the Administrator; (b) second, applied to reinstate previously forfeited account balances under Article V D 2 below; and (c) third, the remainder, allocated as part of the Employer's Non-Qualified Matching Contribution for the Plan Year following the year of forfeiture (and in succeeding Plan Years, if necessary, until exhausted).”

2.    Section 53 of Article I of the Plan document, defining “Spouse,” is amended to read as follows:

“53.    Spouse. For all purposes under the Plan, a Participant’s “Spouse” shall mean the person to whom a Participant is recognized as legally married under the law of the state or foreign jurisdiction in which the Participant was married, but only if such person also qualifies as the Participant’s “Spouse” for purposes of Sections 401(a)(11) and 402(c)(9) of the Code. A Participant’s “surviving spouse” means the person who was the Participant’s Spouse immediately prior to the time of the Participant’s death.”

IN WITNESS WHEREOF, the Employer has caused this Sixth Amendment to the Second Restatement of the Plan to be executed this 31st day of December, 2013.

MERIT MEDICAL SYSTEMS, INC.

By: /s/ Rashelle Perry
Name: Rashelle Perry
Its: Chief Legal Officer

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